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                                                                    EXHIBIT 3.03

                           CERTIFICATE OF AMENDMENT

                                      OF

          THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                               INTERWOVEN, INC.

     Interwoven, Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation's Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of
Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation's stockholders:

     The first paragraph of Article IV of the Third Amended and Restated Certificate of Incorporation, relating to authorized shares, is amended to read in its entirety as follows:

       "The total number of shares of all classes of stock which the corporation has authority to issue is 505,000,000 shares, consisting of two classes:
     500,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 shares of Preferred Stock, $0.001 par value per share."

     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 12th day of December, 2000 and the foregoing facts stated herein are true and correct.

                                    Interwoven, Inc.


                                    By:   /s/ Martin W. Brauns
                                        -----------------------
                                    Martin W. Brauns, President